Exhibit 10.24

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED

ANSYS, INC.

1996 STOCK OPTION AND GRANT PLAN

Pursuant to the powers reserved to it in Section 12 of the Second Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”), ANSYS, Inc. (the “Company”) hereby amends the Plan, effective as of February 9, 2006, as follows:

1. The definition of “Award” or “Awards” in Section 1 of the Plan is amended by adding the phrase, “Deferred Stock Awards” between the words “Performance Share Awards” and “and” in the third line thereof.

2. Paragraph (c) of Section 5 of the Plan is amended by deleting such section in its entirety and replacing it with the following:

“(c) Grants to Directors.

(i) Automatic Grant.

(A) The Chairman of the Board of Directors (the “Chairman”), provided he or she is not an officer of the Company, and each non-affiliate Independent Director who is serving as a director of the Company on the fifth business day after each annual meeting of stockholders shall automatically be granted on such day either (1) a Deferred Stock Award for 3,600 deferred stock units; or (2) a Non-Qualified Stock Option to acquire 12,000 shares of Stock.

(B) The parties receiving an Award under Section 5(c)(i)(A) shall elect in advance whether to receive the automatic grant as either a Deferred Stock Award or Non-Qualified Stock Option. Such election shall be made at the time and in the form as required by the Committee.

(ii) Terms.

(A) Deferred Stock Award. The Deferred Stock Award granted under this Section 5(c) shall be fully vested upon grant and shall be paid to the recipient in the form of shares of Stock as soon as reasonably practicable following his or her cessation of service as a director of the Company, but in no event shall such Deferred Stock Award be paid more than two and one-half months after the end of the year in which such cessation of service occurs.

(B) Non-Qualified Stock Option.

(1) The Option Exercise Price per share for the Stock covered by a Stock Option granted under this Section 5(c) shall be equal to the Fair Market Value of the Stock on the date of grant.

(2) Each Stock Option granted under this Section 5(c) shall be exercisable as specified by the Committee. No such Option shall be exercisable after the tenth anniversary of the date it was granted.

(3) If an optionee ceases to be a director for any reason, each Stock Option granted to such optionee under this Section 5(c) shall terminate immediately with respect to all shares of Stock for which it is not then exercisable. With respect to the remaining shares, such Option shall terminate 60 days after the date the optionee ceases to be a director or at the expiration of the stated term of the Option, if earlier; provided, however, that (1) if the optionee dies while a director, such Option may be exercised for such remaining shares by the personal representative or legatee of the optionee for a period of one year from the date of death or until the expiration of the stated term of the Option, if earlier; or (2) if the optionee ceases to be a director by reason of disability, such Option may be exercised for such remaining shares by the director for six months after the date the optionee ceases to be a director or until the expiration of the stated term of the Option, if earlier.

(4) A Stock Option granted under this Section 5(c) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 5(a)(v). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of an Option and not as to unexercised Options.

(iii) Limited to Chairman and Independent Directors. The provisions of this Section 5(c) shall apply only to Deferred Stock Awards and Stock Options automatically granted or to be automatically granted under Section 5(c)(i)(A), and shall not be deemed to modify, limit or otherwise apply to any other provision of this Plan or to any Award issued under this Plan to a participant who is not granted an Award under Section 5(c)(i)(A). To the extent that they are inconsistent with any other provisions of the Plan, the provisions of this Section 5(c) shall govern the rights and obligations of the Company and the Chairman and Independent Directors respecting Deferred Stock Awards and Options automatically granted or to be automatically granted to the Chairman and Independent Directors.”

3. The following shall be added to the Plan immediately following Section 16 thereof:

“SECTION 17. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A of the Code and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d) Termination. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 12 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.”